Unitholders and associates are encouraged to remain engaged	Tax and equity distributions totaled $183.3 million in 2010

Company Continues to
Monitor Proposed GIPSA Rule
While the daily news reports about USDA’s Grain Inspection, Packers and Stockyards Administration’s (GIPSA) proposed rule on livestock marketing have decreased in recent weeks, USPB’s concern and efforts to follow the status of this issue have not diminished. “We continue to be concerned about how this proposed rule would impact our company, its unitholders and associates and our consumer customers,” says CEO Steve Hunt.

“The proposed rule potentially presents one of the most significant challenges in our industry’s recent history,” Hunt adds. “If enacted in its present language, it would have a significantly negative impact on the beef marketplace and on value-based pricing in particular.

“With that in mind, we continue to communicate with the Administration, members of Congress and those who have a stake in our industry to make them aware of our concerns, and we ask that our unitholders and associates do the same,” he notes. “With many new Congressional Senate and House members in key agricultural leadership positions, the education never stops on issues such as the proposed rule.

“At this time, USDA is in the process of reviewing comments submitted on the proposed rule,” Hunt explains. “However, there is still work that can be done to ensure that this rule is either withdrawn or modified in such a way that it does not cause harm to the value-based marketing system that benefits producers and consumers alike.”♦

Electronic Unit Trading
System is One Year Old

U.S. Premium Beef’s electronic system to trade Class A and Class B units marks its first anniversary this month. Located at www.AgStockTrade.com, this website provides a means for approved individuals to anonymously post buy and sell offers, thus enabling current and future unitholders the option to custom tailor their investment in USPB.

“This has proven to be a convenient and efficient way for buyers and sellers of USPB Class A units and Class B units to conduct transactions,” Tracy Thomas, Vice President of Marketing, explains. “We now have more than 230 unitholders and prospective buyers who have registered to buy or sell units on this website."

USPB Makes
Cash Distribution

U.S. Premium Beef, LLC’s Board of Directors authorized a final tax distribution for tax year 2010, which ended on December 25, 2010. The final distribution, along with the other tax distributions that were made in the months of March, June, and September 2010 and January 2011, brought the total tax distribution to 44% of USPB’s 2010 taxable income.

As taxable income for tax year 2010 was nearly $177 million, USPB made tax distributions of more than $77.8 million. In addition to tax distributions, USPB also made equity distributions during calendar year 2010 of nearly $105.5 million. In total, USPB made tax and equity distributions of more than $183.3 million, or $243.36 per combined Class A and Class B unit.♦

Did You Know...

✓Age verified cattle projections are required from feedyards who want to receive USPB’s $35 per head ASV premium, which is set through May 2011, as long as export trade with Japan is open and National Beef is approved for that trade. Market rates will be used after May 2011. Please call our office at 866-877-2525 when you place ASV cattle on feed.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically, please send your email address to us at uspb@uspb.com. If you do not have an email address we encourage you to consider getting one so you can receive our communications sooner and more efficiently.

✓Demand for leasing USPB delivery rights to market cattle on the company’s grids remains strong. If you have unused delivery rights that you’d like help getting leased to other USPB producers, please call our office at 866-877-2525.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 2/06/11 to 3/05/11
(Numbers in Percent)
	Base Grid
	All	Top 25%
Yield	64.37	65.06
Prime	3.32	4.95
CH & PR	77.64	80.55
CAB	22.00	27.08
BCP	15.58	16.08
Ungraded	1.54	0.55
Hard Bone	0.94	0.34
YG1	10.02	8.89
YG2	37.87	34.47
YG3	42.04	44.64
YG4	9.47	11.23
YG5	0.60	0.76
Light Weight	0.42	0.23
Heavy Weight	1.83	1.12
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$12.84	$21.26
Yield Benefit	$16.66	$30.87
Yield Grade	-$2.42	-$3.82
Out Weight	-$2.85	-$1.71
Steer/Heifer	$0.99	$1.10
ASV	$4.71	$14.71
Natural	$1.02	$3.29
Total Premium	$30.95	$65.70
Electronic Unit Trading System...	continued from page 1

The website is public domain so anyone can view historic trades. If you are interested in buying or selling Class A or Class B units, please contact the USPB office regarding the process of obtaining a user name and password. This is necessary to submit buy or sell offers on the website. ♦

Historically, bottom is put in during February/March time period
Choice/Select Spread
Narrows Seasonally

USDA’s Choice/Select spread is following a normal seasonal pattern through early March. The U.S. beef industry continues to produce a larger supply of Choice and a smaller supply of Select grading beef which is contributing to the narrow spread seen in recent weeks. However, even with the narrower spread, Quality grade continues to be a significant contributor to premiums on USPB’s grid. (See Benchmark Performance Data Table at left.)♦

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights	FY 2011 Trades	Most Recent Trades
# Class A Units with FY 2011 DR	580	30
Avg. Price Per Unit	$180.30	$210.00
# Class A Units w/o FY 2011 DR	480	480
Avg. Price Per Unit	$203.00	$203.00
# Class B Units	550	300
Avg. Price Per Unit	$407.00	$487.00
* Visit www.AgStockTrade.com for a complete history of USPB unit sales.